PRICEWATERHOUSECOOPERS


                                                   PricewaterhouseCoopers LLP
                                                   214 N. Tryon Street
                                                   Ste 3600
                                                   Charlotte NC 28202
                                                   Telephone (704) 344 7500
                                                   Facsimile (704) 344 4100


            Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Bank of America, N.A.:

We have examined management's assertion concerning the mortgage division of Bank of America, N.A.'s (the "Company"), compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
("USAP") as of and for the year ended December 31, 2005 included in the accompanying Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards (see Exhibit 1). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly included examining on a test basis evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.



/s/ PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP

March 17, 2006


Exhibit I


Bank of America.




               Management's Assertion Concerning Compliance
                   with USAP Minimum Servicing Standards


March 17, 2006

As of and for the year ended December 31, 2005, Bank of America, N.A. (the "Company"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $270,000,000 and $110,000,000, respectively.



/s/ Floyd Robinson                               /s/ H. Randall Chestnut
--------------------                             ----------------------
Floyd Robinson                                   H. Randall Chestnut
Senior Vice President                            Senior Vice President
President Consumer Real Estate                   Bank of America, N.A.
Bank of America, N.A.

/s/ Mike Kula                                    /s/ Robert Caruso
-------------------                              ----------------------
Mike Kula                                        Robert Caruso
Senior Vice President                            Senior Vice President
Finance Executive                                National Servicing Executive
Bank of America, N.A.


/s/ J. Mark Hanson
--------------------
J. Mark Hanson
Senior Vice President
Bank of America, N.A